COLONIAL BANKSHARES, INC.


                                                           FOR IMMEDIATE RELEASE
                                                     Contact: Mr. Edward Geletka
                                                               President and CEO
                                                                  (856) 205-0058



                            COLONIAL BANKSHARES, INC.
                  ANNOUNCES CORRECTIONS TO SECOND QUARTER 2008
                           SELECTED BALANCE SHEET DATA

     Vineland, New Jersey, July 31, 2008 - Colonial Bankshares, Inc. (NASDAQ Global Market: COBK) (the "Company") the mid-tier stock holding company for Colonial Bank, FSB (the "Bank") announced corrections to selected balance sheet data that was released on July 24, 2008. Selected income statement data released on July 24, 2008 has not changed. The table below represents the selected balance sheet data as corrected.

     Colonial Bankshares, Inc. is the mid-tier stock holding company for Colonial Bank, FSB. Colonial Bank, FSB is a federally chartered savings bank which was originally chartered in 1913. Colonial Bank conducts business from its newly opened headquarters and main office in Vineland, New Jersey as well as six offices located in Cumberland and Gloucester Counties in Southern New Jersey and its operating subsidiary, CB Delaware Investments, Inc.

     Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


                     Selected Balance Sheet Data (Unaudited)
                  (Dollars in thousands except per share data)


                                                At June 30,    At December 31,
                                                   2008            2007
                                               -----------     ------------
 Assets                                          $502,295        $457,860
 Cash and cash equivalents                         20,358          15,978
 Investment securities                            184,507         180,762
 Net loans receivable                             275,588         241,040
 Deposits                                         412,881         371,382
 Federal Home Loan Bank borrowings                 49,071          45,939
 Total stockholders' equity                        38,807          39,028
 Book value per share ((1))                          8.58            8.63
 Stockholders' equity to total assets               7.73%           8.52%


(1) Total stockholders' equity divided by shares issued of 4,521,696.